Taysha Gene Therapies, Inc.

2280 Inwood Road

Dallas, TX 75235

September 21, 2020	VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn:	Li Xiao
Angela Connell
Alan Campbell
Suzanne Hayes

RE:	Taysha Gene Therapies, Inc.
Registration Statement on Form S-1
File No. 333-248559

Acceleration Request

Requested Date:	September 23, 2020
Requested Time:	4:00 P.M. Eastern Time

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant (the “Registrant”) hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form S-1 (the “Registration Statement”) to become effective on September 23, 2020, at 4:00 p.m., Eastern Time, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Madison Jones, counsel to the Registrant, at (202) 728-7087.

Very truly yours,

Taysha Gene Therapies, Inc.

/s/ RA Session II
RA Session II
President and Chief Executive Officer

cc:	Divakar Gupta, Cooley LLP
Madison Jones, Cooley LLP